Exhibit 4.24

Lease Contract

Lessor Party A: Zhejiang Niuruosi Medical Technology Co., Ltd.

The lessee Party B: Hangzhou Longyun Network Technology Co., Ltd

Paryty C intermediary : Hangzhou Shangye Real Estate Marketing Planning Co., Ltd.

In accordance with relevant Chinese laws, rules and regulations, Party A and Party B have reached an agreement through friendly consultation to conclude the following contract which is about Party A shall lease the legally owned house to Party B for usage.

一、 Basic Condition of the House

1.	Party A leases its legally owned house to Party B for use which locates in Room 2210, Room 2209, Room 2208, Room 2207, Room 2206, Hanshi Building, 1786 Binsheng Road, Changhe Street, Binjiang District.

2.	The total floor area of the house that Party A leases to Party B of the Building area is 600 ㎡ in Total.

3.	The decoration and facilities of the house: office decoration

二、 Rental Usage

1.	Party B promises Party A to lease the house for office use.

2.	During the lease term, Party A shall cooperate with the information required to provide Party B with the business license and other relevant documents.

三、 Term of Lease

1.	The rental period for the house begins on February 1, 2019 and ends on January 31, 2021.

2.	Free rental during refurbishment, from January 15th, 2019 to January 31, 2019.

四、 delivery date

Party A will deliver the above houses to Party B on January 15, 2019.

五、 Rent and Payment method

1.	the first year of the house has a total rent of RMB 525,600, the rent is increasing by 5% every year, as follows: the rent of second year is RMB 551880.

第 1 页 共 6 页

The rent does not include the rental tax. If the rental tax is required, it will be committed by Party B

2.	On January 8, 2019, Party B has paid the office lease deposit of RMB 10,000 to Party A. Party B promised to pay the deposit of RMB 10,000 to the office of Party A before January 10, 2019. After the first period of rent arrives according to the contract,

Party A will refund the deposit of Party B's office lease.

3.	The method of renting the house is paid in half a year. The first rent is paid before January 31, 2019. The rent for each period will be paid within 30 days before the expiration. The specific payment is as follows:

The first installment: RMB 262800.00 shall be paid before January 31, 2019;

The second installment: RMB 262800.00 shall be paid before July 31, 2019;

Third period: RMB 275940.00 shall be paid before January 31, 2020;

Fourth period: RMB 275940.00 shall be paid before July 31, 2020;

4.	The payment account of party A:

Account Name: Zhang Tiejun

The Bank: Hangzhou Bank Binjiang Branch

Account Number : 62306 15710 8027 6079

Alipay account number: 13588715168 Account Name: Zhang Tiejun

六、Other Payments

1.	The property management fee, energy consumption fee, water fee, electricity fee, television fee, broadband fee and other related expenses incurred during the lease term shall be committed by Party B and shall be paid by Party B to the relevant department.

2.	Party B shall pay RMB 87600.00 yuan before January 31, 2019, and pay the total amount as the rent deposit for the house. After Party A collects the money, it will issue a rental deposit receipt to Party B. After the lease expires and the expenses are paid, Party A shall return the full amount of the deposit to Party B within three days after the settlement, and Party B shall have the right to refuse if the water, electricity and property management fees are not paid as required. The deposit will be refunded after Party B has settled.

七、Housing repair responsibility

1.	During the lease term, party A shall guarantee the safe usage of the leased house. Party B shall take good care of the house and its ancillary facilities. If party B causes damage to the premises or facilities due to improper use, party B shall immediately be responsible for repair or make the economic compensation.

2.	In addition to the existing decoration and facilities in the house, Party B can carry out the decoration according to their own needs. Upon the expiration of the lease, Party B shall ask Party A to request to retain the decoration or restore the original decoration; Party B shall not damage the structure of the house when the equipment is removed, and the experience shall be accepted for approval before the refund can be completed.

第 2 页 共 6 页

If Party B renovates itself, it should go through the declaration procedures to the relevant departments according to theregulations, and must complete the relevant procedures before proceeding. The responsibility for the maintenance of the house shall be responsible for Party A, except for the agreed terms of both parties in this contract.

3.	Party A shall notify party B 7 days in advance with writing notice that to maintain the house and attached facilities, and party B shall actively assist and cooperate with Party A. Party B shall be responsible for the consequences caused by party B if obstructing the owner from repairing the maintenance.

4.	If the house is damaged or causes the loss of Party B due to irresistible reasons, the two parties shall not be responsible for each other.

八、The agreement of sublease

Party B may not sublease some parts or all of the rented house to others during the lease term.

九、Change and release

1.	Party A or Party B may change or terminate this contract due to special reasons and by mutual agreement. After the agreement between Party A and Party B, a supplementary clause may be made. However, the supplementary clauses shall comply with the provisions of China and this Municipality’s policy and regulation regarding with the management rules of housing leases

2.	If the normal daily operation of the premises or the supply of water or electricity is interrupted due to circumstances beyond the capability of party A and the interruption period exceeds 15 days at a time, party B shall have the right to terminate this contract as it considers that the normal use of the premises is seriously affected by the above factors.

3.	If the premises and attached facilities are damaged due to force factors and the contract cannot be further performed, the parties may terminate the contract according to the law.

4.	During the lease period, the premises are approved to be moved by the relevant municipal or district (county) government departments, or the real estate rights are restricted by judicial or administrative departments according to the law, or other circumstances that are not the responsibility of party A are prohibited by laws and regulations. During the lease period, the house is approved by the government to move, party A should compensate party B's loss.

5.	If the contract is modified or terminated, one party requesting such modification or termination shall take the initiative to propose it to the other party. If either party suffers losses due to the modification or termination of this contract, the other party shall be liable for compensation.

第 3 页 共 6 页

十、The liability for the contract of Party A

1.	If Party A fails to deliver the house for use by Party B at the time agreed in this contract, Party A shall pay Party B a liquidated damage at two times of the daily rent for each day.

2.	If Party A recovers the house in advance within the lease term, Party B shall pay Party B RMB 87600.00 of the penalty.

3.	During the lease term, Party A shall be liable for compensation if Party A fails to perform the repair an maintenance responsibilities in this contract in time,and causing damage to the house and causing property damage or personal injury to Party B. Party A shall be liable for the compensation.

4.	During the lease term, Party A cancels the contract without authorization and withdraws the house in advance. If Party B has already carried out the renovation, Party A shall compensate Party B for the renovation fee.

十一、Party B's Liability for Breach of Contract

During the lease period, if Party B has one of the following behaviors, Party A has the right to terminate this contract and take back the premises. Party B shall pay party A the penalty of RMB 87,600.00 yuan.

1.	If party B fails to change the structure of the house or damage the house according to the regulations of relevant departments, and party A notifies Party B in writing notice, party B still fails to correct within the limited time.

2.	Change the purpose of the lease contract without authorization, or use the premises for illegal activities.

3.	The delay rent payment are more than 7 days.

4.	The first installment of rent is not paid as agreed in the contract.

5.	Within the lease term, Party B refunds the lease without Party A's consent.

6.	Other liabilities for breach of contract

1)	Within the lease term, Party B has the right to stop the supply or use of water, electricity and property management fees which are overdue for more than one month. Therefore, Party B shall bear all the consequences.

2)	At the expiration of the lease period, if Party B overdue returns, it shall pay Party A contract penalty of twice the rent of the original day every day after the expiration of the lease period, and Party B shall also compensate Party A for the losses.

十二、Termination of the agreement

1.	When the lease expires, party A will have the right to take back all the leased premises and party b will return them on time.

2.	If Party B requests to renew the lease, Party B must submit a written intention to Party A within one month before the expiration of the lease. If Party A continues to lease, under the same conditions, Party B has the priority right to lease the property with party A.

3.	Party B shall move the registered company out before the expiration of the contract. If the registered company of Party B fails to move out after the house expires, Party A shall pay Party A a penalty of twice the original rent for each day, causing Party A’s loss. Party B shall also compensate

4.	The deposit contract of the office will automatically terminate after the signing of this lease contract.

第 4 页 共 6 页

十三、Dispute Resolution

Any dispute arising from the performance of this contract shall be settled through negotiation. If no agreement can be reached, a lawsuit shall be filed with Hangzhou Arbitration Committee.

十四、This contract is in triplicate together with the appendix, with each party holding one copy and the intermediary party keeping one copy.

十五、Other Agreements

1.	There are office decoration and office furniture in the room (see annex for details). Party A provides the above office furniture to Party B for free use. When Party B refunds the lease, it must return it to Party A, and Party B should pay compensation according to the price if it damages the lease.

2.	Party A provides Party B with two registered addresses: 22nd floor of Hanshi Building, 1786 Binsheng Road (specific room number to be determined);

3.	Both parties share toilets and ladders.

4.	With the consent of Party A and the owner, the original wall can be removed during the decoration process of Party B. Party B promises to restore the original wall in accordance with Party A's requirements when the rent is withdrawn.

5.	The electric well (engine room) shall be owned by Party A, and Party B shall use it only after Party A's consent is obtained.

Lessor's Agent (Party A): Liupeng Telephone:13456777257

Date of signing:January 15, 2019

Lessee (party b) : Sun Jianjun

Date of signing: Date of signing: January 15, 2019

House owner (owner): Jin minjie

Date of signing: January 10, 2019

Intermediary witness (party c);Xie xiaochuan

Date of signing: January 15, 2019

第 5 页 共 6 页

Enclosure:

Housing delivery list

The condition, damage and compensation of office furniture, electrical appliances, decoration and other equipment and facilities attached to the premises

The name of the	brand	unit	Number	Unit Price	Remarks
Central air-conditioning	daikin	platform	17
desk			10	2500	A total of 19 stations
Office chair			20	200
table			1	1000
The Chairman sets			1	2000

Other related expenses

project	unit	The unit price	Since the time	The meter base	project	unit	The unit price	Since the time	The meter base
electricity

Making a room confirmation	In view of the above situation, party b accepts it and considers it to be in line with the requirements for house inspection. Both parties have completed the settlement of electricity and property fees and agree to accept it.

Making a room confirmation	Delivery date:
	Signature and seal of party a (lessor) :	Signature and seal of party b (lessee) :

第 6 页 共 6 页